Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 8, 2001, except as to the last paragraph of Note 1 for which the date is March 19, 2001, relating to the financial statements, which appears in the 2001 Annual Report to Shareholders, which is incorporated by reference in Krispy Kreme Doughnuts, Inc.'s Annual Report on Form 10-K for the year ended January 28, 2001. We also consent to the incorporation by reference of our report dated March 8, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
Greensboro, North Carolina
September 24, 2001